UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

April 18, 2014

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 28, 2014 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Frank R. Martire

Chairman of the Board and Chief Executive Officer

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 28, 2014 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect four Class III directors to serve until the 2015 annual meeting of shareholders or, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to approve, in an advisory and non-binding vote, the compensation of our named executive officers;

3. to approve the elimination of the supermajority voting requirement in Article IV of the Corporation’s Articles of Incorporation;

and

4. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

The Board of Directors set April 1, 2014 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael P. Oates

Corporate Secretary

Jacksonville, Florida

April 18, 2014

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 28, 2014 at 10:00 A.M., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 18, 2014 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 438-6000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” “our,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and all references to “FNF” are to Fidelity National Financial, Inc. and its former parent that owned a majority of the Company’s shares through November 9, 2006. For purposes of the biographical descriptions of our directors and executive officers, service with FIS includes service prior to the merger with Certegy Inc., and service with FNF prior to FIS becoming an independent entity in November 2006.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the annual meeting because you were a shareholder of the Company at the close of business on April 1, 2014, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on April 1, 2014 are entitled to vote. On that day, 287,671,068 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name).

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

By proxy. There are three ways to vote by proxy:

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

•	by mail, using the enclosed proxy card and return envelope; or

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider four proposals at the annual meeting.

Proposal No. 1 asks you to elect four Class III directors to serve until the 2015 annual meeting of shareholders.

Proposal No. 2 asks you to vote for the approval, on an advisory basis, of the compensation of our executive officers.

Proposal No. 3 asks you to vote for the approval of the elimination of the supermajority voting requirement in Article IV of the Corporation’s Articles of Incorporation.

Proposal No. 4 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the Articles of Incorporation and Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary prior to the annual meeting; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•

For Proposal No. 1, regarding the election of directors, to be elected, each of the director nominees named in this proxy statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for election or re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, in that situation, our Corporate Governance and Nominating Committee would promptly make a recommendation to the Board about whether to accept or reject the resignation of any “holdover” director and the Board would then take action on the recommendation no later than 180 days following the date of the election.

•

For Proposal No. 2, regarding a non-binding advisory vote on the compensation paid to our named executive officers, under Georgia law, the action will be approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•

For Proposal No. 3, regarding the approval of the elimination of the supermajority voting requirement in Article IV of the Corporation’s Articles of Incorporation, under Georgia law the amendments are approved if a majority of the outstanding shares of common stock entitled to vote at the annual meeting affirmatively vote in favor of the proposed action.

•

For Proposal No. 4, regarding the appointment of KPMG LLP, under Georgia law the action will be approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors, Proposal No. 2 and Proposal No. 3, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Accordingly, with respect to Proposals No. 1 and No. 2, broker non-votes will not affect the outcome of the vote and with respect to Proposal No. 3, which requires the affirmative vote of a majority of all shares entitled to vote at the annual meeting, broker non-votes will have the same effect as votes “against” approval of the Proposal No. 3. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to each proposal, except as noted in the following sentence, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 3, abstentions will have the same effect as votes against the proposal.

Who pays the cost of soliciting proxies?

The Company pays the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $15,025, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2013 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or Proxy Statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

At the 2012 Annual Meeting, our shareholders adopted amendments to the Company’s Articles of Incorporation and By-laws to declassify our Board. Accordingly, in 2012, our Class I directors were elected for a three-year term expiring in 2015. At the 2013 Annual Meeting, our Class II directors were elected for a two-year term expiring in 2015 and one Class III director was elected to a one-year term expiring in 2014. At the 2014 Annual Meeting, our Class III directors will be elected for a one-year term expiring in 2015. Thereafter, the full Board will be elected annually for one-year terms. In addition, effective as of December 18, 2013, our Board expanded its size from nine to ten members, and appointed Leslie M. Muma to serve as its tenth member. At the 2014 Annual Meeting, Mr. Muma will stand for election for a one-year term expiring in 2015.

The names of the current nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

Class III Director Nominees (Terms will Expire at the 2015 Annual Meeting)

Name	Position with FIS	Age(1)	Director Since
David K. Hunt	Director, Chairman of the Audit Committee, Member of the Risk Committee, Member of the Compensation Committee	68	2001

Richard N. Massey	Director, Chairman of the Compensation Committee, Member of the Executive Committee, Member of the Corporate Governance and Nominating Committee	58	2006

Leslie M. Muma	Director, Member of the Audit Committee, Member of the Risk Committee	69	2013

James B. Stallings, Jr.	Director, Member of the Risk Committee, Member of the Corporate Governance and Nominating Committee	58	2013

(1)	As of April 1, 2014.

David K. Hunt. David K. Hunt has served as a director of FIS since June 2001. He also served as a director of Lender Processing Services, Inc. (“LPS”) from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive

Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. From May 1999 to October 2004, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry.

Mr. Hunt’s qualifications to serve on the FIS Board include his financial literacy and over 40 years of experience in the banking and payments industries, including serving in executive positions with Signet Banking Corporation, Global Payments Inc., and AT&T Inc. Universal Card Services.

Richard N. Massey. Richard N. Massey has served as a director of FIS since November 2006 and as a director of FNF since February 2006. Mr. Massey is currently a founding partner of Westrock Capital, LLC, a private investment firm, and has been since January 2009. Mr. Massey previously served as the Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 until January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey serves as director of Oxford American Literary Project Inc., a not-for-profit literary publication, and the Arkansas Razorback Foundation Inc. Mr. Massey also serves as Chairman of the Board of First Federal Bancshares of Arkansas, Inc., a bank holding company, and as a director of Black Knight Financial Services, LLC and ServiceLink Holdings, LLC.

Mr. Massey’s qualifications to serve on the FIS Board include his experience in corporate finance, investment banking and as a financial and legal advisor to public and private businesses, as well as his experience and expertise in identifying, negotiating and consummating mergers and acquisitions in technology and other industries.

Leslie M. Muma. Leslie M. Muma has served as a director of FIS since December 2013. Mr. Muma was named Chief Executive Officer of Fiserv Inc. in 1999, a position he held until his retirement in June 2008. Since June 2008, Mr. Muma has been retired. Mr. Muma was President of Sunshine State Systems from 1973 until 1984, when he helped found Fiserv Inc. From 1984 until 1999, Mr. Muma held the position of President and Chief Operating Officer of Fiserv Inc. Mr. Muma currently serves as a director of the Gold Shield Foundation, the Copperhead Foundation and the University of South Florida Foundation Inc., where he co-chairs the Foundation’s Capital Campaign. Mr. Muma is also a director of MGIC Investment Corporation.

Mr. Muma’s qualifications to serve on the FIS Board include his more than 30 years of experience as an executive officer in the financial technology services industry, as well as his expertise in that space in corporate finance, mergers and acquisitions.

James B. Stallings, Jr. James B. Stallings, Jr. has served as a director of FIS since April 2013. Mr. Stallings is a Managing Partner of PS 27 Ventures, LLC, a private investment fund focused on technology companies. Mr. Stallings is also the co-founder of SmartBox, a healthy snack vending company. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM Corporation, including general manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM Corporation.

Mr. Stallings’s qualifications to serve on the FIS Board include over 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation.

Class I Directors (Terms Expiring in 2015)

Name	Position with FIS	Age(1)	Director Since
William P. Foley, II	Vice Chairman of the Board, Member of the Executive Committee	69	2006

Thomas M. Hagerty	Director, Member of the Compensation Committee	51	2006

Keith W. Hughes	Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Audit Committee	67	2002

(1)	As of April 1, 2014

William P. Foley, II. William P. Foley, II has served as a director of FIS since February 2006 and is the Vice Chairman of the Board. He served as Executive Chairman of the Board until February 8, 2011 and as Chairman until March 30, 2012. Mr. Foley has also served as the Executive Chairman of the Board of FNF since October 2006 and Chairman of the Board of FNF from the company’s formation in 1984 to October 2006. Mr. Foley served as Chief Executive Officer of FNF from the company’s formation in 1984 to May 2007. Mr. Foley also served as the Chairman of LPS from July 2008 until March 2009, and currently serves as Chairman of the Board of Remy International, Inc., Black Knight Financial Services, LLC and ServiceLink Holdings, LLC, all subsidiaries of FNF. Mr. Foley is also Chairman, CEO and President of Foley Family Wines, Inc., a holding company for several vineyards and wineries located in the U.S. and New Zealand.

Mr. Foley’s qualifications to serve on the FIS Board include his years of business experience as a Chairman, board member and executive officer of public and private companies in a wide variety of industries, including his experience serving as Executive Chairman of FIS from November 2006 until February 2011, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Thomas M. Hagerty. Thomas M. Hagerty has served as a director of FIS since February 2006 and has served as a director of FNF since October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of MGIC Investment Corporation, MoneyGram International, Inc., Ceridian Corporation, First BanCorp., Black Knight Financial Services, LLC and ServiceLink Holdings, LLC.

Mr. Hagerty’s qualifications to serve on the FIS Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, his expertise in corporate finance and his perspective as the representative of a former substantial shareholder of FIS.

On October 1, 2009, the Company completed its acquisition of Metavante Technology, Inc. (“Metavante”) pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 31, 2009. In connection with the Merger, FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL”) invested a total of $249,999,993.50 in FIS pursuant to the terms and conditions of an Investment Agreement dated March 31, 2009 (the “Investment Agreement”). Under the Investment Agreement, THL was entitled to nominate one member of our Board of Directors as long as it continued to own shares equal to at least 35% of the number of shares it purchased under the Investment Agreement. Mr. Hagerty was nominated by THL. According to a Schedule 13G/A filed by THL on February 14, 2013, THL currently does not own any shares of FIS as of December 31, 2012. Accordingly, THL no longer is entitled to nominate a member for election to our Board.

Keith W. Hughes. Keith W. Hughes has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes currently is a director of THL Credit Inc. Within the past five years, Mr. Hughes has served as a director of Texas Industries, Inc., Pilgrim’s Pride Corp. and DriveTime Automotive Group, Inc.

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

Class II Directors (Term Expiring in 2015)

Name	Position with FIS	Age(1)	Director Since
Stephan A. James	Director, Chairman of the Risk Committee Member of the Audit Committee	67	2009

Frank R. Martire	Chairman of the Board and Chief Executive Officer, Chairman of the Executive Committee	66	2009

Gary A. Norcross	Director, President and Chief Operating Officer	48	2013

(1)	As of April 1, 2014

Stephan A. James. Stephan A. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 until August 2006. He was a director of BMC Software, Inc. until July 2013 when the company went private. He is a director of Navigant Consulting, Inc., and currently serves as a member of the University of Texas McCombs School of Business Advisory Board. Mr. James is also a director of the University Coop, a non-profit company in Austin, Texas. Mr. James served as a director of Metavante from November 2007 until the Metavante acquisition by FIS on October 1, 2009.

Mr. James’ qualifications to serve on the FIS Board include his experience and expertise providing financial, management consulting and technology services to financial service companies in connection with his management positions at Accenture Ltd. In particular, Mr. James was responsible for the worldwide financial service consulting and outsourcing business of Accenture Ltd. for five years.

Frank R. Martire. Frank R. Martire is the Chairman of the Board and Chief Executive Officer of FIS. Mr. Martire joined FIS after its acquisition of Metavante, where he also served as Chairman of the Board and Chief Executive Officer. Mr. Martire also served as President of FIS until March 30, 2012. Mr. Martire also served as director and Chief Executive Officer of Metavante Corporation since March 2003 and served as its President from March 2003 to November 2008. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001. Mr. Martire is a director of Aurora Healthcare and the Children’s Hospital and Health System Foundation Inc. Mr. Martire is also a member of the board of trustees for Sacred Heart University, the Board of Directors for Baptist Health, the Executive Board of Jacksonville Chamber of Commerce and on the Mayo Clinic Foundation Board.

Mr. Martire’s qualifications to serve on the FIS Board include his years of experience providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, and his knowledge of and contacts in the financial services industry.

Gary A. Norcross. Gary A. Norcross is the President and Chief Operating Officer of FIS. From October 2009 to March 2012, he served as Corporate Executive Vice President, Chief Operating Officer of FIS, and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President, Integrated Financial Solutions of FIS beginning in February 2006 and held the position of Senior Vice President of Integrated Financial Solutions of FIS from June 1996 to February 2006. He served FIS in various other capacities between 1988 and 1996. Currently, Mr. Norcross is a board member of KIPP Jacksonville Schools, the Metro Board of the YMCA of Florida’s First Coast and on the Dean’s Advisory Board for Walton School of Business at the University of Arkansas. Mr. Norcross also served on the board of mFoundry, Inc. until it was acquired by FIS in 2013.

Mr. Norcross’s qualifications to serve on the FIS Board include over 25 years of experience with FIS, including in executive and operations management, as well as risk, financial and human resources management. Mr. Norcross also has valuable financial services industry knowledge and experience with mergers and acquisitions.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to the amendments to our Articles of Incorporation and Bylaws approved by our shareholders at the 2012 annual meeting, our Board is in transition to no longer be classified. Accordingly, at our 2012 annual meeting, three Class I directors were elected to a three-year term, which expires in 2015. At the 2013 Annual Meeting, three Class II directors were elected to a two-year term expiring in 2015 and one Class III director was elected to a one-year term expiring in 2014. At the 2014 annual meeting, four Class III directors will be elected to a one-year term expiring in 2015 (including the Class III director elected at the 2013 Annual Meeting). Beginning in 2015, our shareholders will elect the full Board on an annual basis.

The Bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. The Board determines the number of directors within these limits. Effective as of December 18, 2013, the Board was expanded from nine to ten directors. As noted above, the four Class III directors elected at the 2014 Annual Meeting will hold office for a one-year term or, in each case, until their successors are elected and qualified.

At the 2014 Annual Meeting, the following persons have been nominated to stand for election to the Board for a one-year term expiring in 2015:

David K. Hunt

Richard N. Massey

Leslie M. Muma

James B. Stallings, Jr.

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We currently hold our say-on-pay vote every year. Over 86% of the shares voted at our 2013 shareholders’ meeting approved our “say-on-pay” proposal. Our approach and process to executive compensation ensures a strong link between pay and company performance, a sound design of our compensation program, and strong executive compensation practices and governance. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the compensation committee of the Board (“compensation committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain certain specified goals.

Our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. The Board and the compensation committee believe that the success of our compensation program is evident by our strong financial performance in 2013 and the resulting value creation for our shareholders. Our total shareholder return for 2013 was 57.3% (compared with 32.4% for the S&P 500 Index and 52.7% for the S&P 500 Supercap Data Processing & Outsourced Services Index), and for the two year period ending December 31, 2013, our total shareholder return was 111.0% (compared with 53.6% for the S&P 500 Index and 97.1% for the S&P 500 Supercap Data Processing & Outsourced Services Index).

Accordingly, we ask our shareholders to vote in favor of on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2014 Proxy Statement, the 2013 Summary Compensation Table and the other related tables and disclosures.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Approval of the compensation paid to our named executive officers requires that the number of shares present or represented by proxy and entitled to vote approving the proposal exceed the number of shares present or represented by proxy and entitled to vote opposing it. Abstentions will have no effect. However, as this is an advisory vote, the results will not be binding on the Company, the Board, or the compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the Board, although the compensation committee and the Board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: APPROVAL OF THE ELIMINATION OF THE SUPERMAJORITY VOTING REQUIREMENT IN ARTICLE IV OF THE CORPORATION’S ARTICLES OF INCORPORATION

We are asking our shareholders to approve an amendment to our Articles of Incorporation to eliminate the supermajority voting requirement in Article IV(c) (“Supermajority Voting Requirement”). Article IV provides for processes and procedures relating to the Board of Directors, including the process for determining the size of the board, the classification of directors, nominations for the election of directors, removal of directors and filling vacancies on the Board. Article IV(c) currently requires “the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class” to amend or repeal Article IV. However, such 2/3rds vote is not required with respect to any amendment or repeal of Article IV if recommended by a majority of the Board of Directors.

The Board has adopted a resolution unanimously approving and recommending to the shareholders the deletion of Article IV(c) of the Articles of Incorporation in its entirety in order to eliminate the Supermajority Voting Requirement. If adopted, the required shareholder vote for amendment to Article IV of the Articles of Incorporation would then be determined under applicable Georgia law. Georgia law requires amendments to the Articles of Incorporation to be approved by a majority of the votes entitled to be cast on the amendment, unless the articles of incorporation provide otherwise. In this case, the amendment to our Articles of Incorporation to remove the Supermajority Voting Requirement must be approved by a majority of the votes entitled to be cast on this proposed amendment.

Supermajority vote requirements, like the ones contained in Article IV, are intended to facilitate corporate governance stability and provide protection against self-interested action by large shareholders by requiring broad shareholder consensus to make certain fundamental changes. While the Board recognizes these protections are important, the Board also notes that many shareholders and commentators now view these provisions as limiting a board’s accountability to shareholders and the ability of shareholders to effectively participate in corporate governance. The Board has determined that eliminating the Supermajority Vote Requirements in Article IV would preserve legitimate shareholder protections while enhancing the Board’s accountability to the Company’s shareholders and increasing the ability of shareholders to participate effectively in the Company’s corporate governance.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELIMINATION OF THE SUPERMAJORITY VOTING REQUIREMENTS IN ARTICLE IV.

PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the audit committee of the Board of Directors (“audit committee”), in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The audit committee has engaged KPMG to audit the consolidated financial statements of the Company for the 2014 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2013 and 2012, we were billed the following fees by KPMG:

	2013	2012
Audit Fees	$4,838,215	$5,023,553
Audit-Related Fees	1,880,598	75,907
Tax Fees	95,890	290,680
All Other Fees	37,892	27,100

Audit Fees. Audit fees consisted of fees for the audits, registration statements and other filings related to the Company’s 2013 and 2012 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2013 and 2012 consisted of fees for Statement on Standards for Attestation Engagements No. 16 reports and, in 2012 only, audits of employee benefit plans, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees in 2013 and 2012 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. Other non-audit permitted services associated with various initiatives by the Company.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on shares of FIS common stock outstanding as of April 1, 2014. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of Shares Beneficially Owned	Percent of Class
FMR LLC (1)	30,754,839	10.69%
The Vanguard Group (2)	19,761,330	6.87%
BlackRock, Inc. (3)	17,387,736	6.0%

(1)

According to a Schedule 13G filed February 14, 2014, FMR LLC, a Delaware limited liability company, 82 Devonshire Street, Boston, Massachusetts, 02109, has sole power to vote 2,154,915 shares and sole power to dispose or direct the disposition of 30,754,839 shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 24,787,753 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 24,787,753 shares owned by the Funds. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,951,644 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 2,951,644 owned by the SelectCo Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. FMRC carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 91,921 shares of common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management Trust Company, each has sole dispositive power over 91,921 shares and sole power to vote or to direct the voting of 91,921 shares of common stock owned by the institutional account(s) as reported above. Strategic Advisers, Inc., 245 Summer Street, Boston, MA 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment services to individuals. As such, FMR LLC’s beneficial ownership includes 9,479 shares of common stock outstanding of Fidelity National Information Services, Inc. beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 781,504 shares of common stock as a result of its serving as an investment adviser to institutional accounts, non- U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 781,504 shares and sole power to vote or to direct voting of 387,344 shares of common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Act of 1934, is the beneficial owner of 2,037,057 shares of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 2,037,057 shares and sole power to vote or to direct the voting of 1,569,267 shares of common stock owned by the institutional accounts managed by PGATC as reported above. In addition, FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 95,481 shares of common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. FMR LLC nevertheless included such shares in its Schedule 13G filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.
(2)	According to Schedule 13G filed on February 12, 2014 Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 373,043 shares or .12% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts.

Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., 2 Southbank Blvd., Southbank VIC 3006, Australia, is the beneficial owner of 187,548 shares or .06% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(3)

According to a Schedule 13G filed January 29, 2014, BlackRock, Inc., a Delaware corporation, 40 East 52nd Street, New York, New York, 10022, has sole power to vote 14,738,802 shares and sole power to dispose or direct the disposition of 17,387,736 shares.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares Owned		Number of Options(1)	Total	Percent of Total
William P. Foley, II	505,808	(2)	5,118	510,926	*
Michael D. Hayford(3)	99,271		0	99,271	*
Thomas M. Hagerty	32,424		10,236	42,660	*
Keith W. Hughes	18,524	(4)	39,238	57,762	*
David K. Hunt	31,966	(5)	59,238	91,204	*
Stephan A. James	28,580		57,058	85,638	*
Kirk T. Larsen(3)	38,863		0	38,863	*
Frank R. Martire	992,063	(6)	961,813	1,953,876	*
Richard N. Massey	115,840		81,292	197,132	*
Gregory Montana	14,263		5,756	20,019	*
Leslie M. Muma	2,437		0	2,437	*
Gary A. Norcross	536,125	(7)	1,574,864	2,110,989	*
Michael P. Oates	95,714		267,668	363,382	*
Peter J. S. Smith	14,959		10,126	25,085	*
James B. Stallings	5,108		1,830	6,938	*
James W. Woodall	58,655		86,814	145,469	*
All current Directors and Officers (14 persons)	2,452,466		3,161,051	5,613,517	1.95%

*	Represents less than 1% of our common stock.
(1)	Represents shares that are subject to stock options that are exercisable on April 1, 2014 or become exercisable within 60 days after April 1, 2014.
(2)	Included in this amount are 160,269 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 155,238 shares held by Foley Family Charitable Foundation.
(3)	Messrs. Hayford and Larsen are no longer with the Company but are listed under the rules of the SEC relating to named executive officers.
(4)	Mr. Hughes holds 20,789 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’ termination of service as a director.
(5)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife. Mr. Hunt holds 30,602 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hunt’s termination of service as a director.
(6)	Included in this amount are 661,416 shares held in trusts.
(7)	Included in this amount are 144,717 shares held in trusts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2013, about our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)(3)
Equity compensation plans approved by security holders	12,679,618	$33.75	11,669,465
Equity compensation plans not approved by security holders

Total	12,679,618	$33.75	11,669,465

(1)	Weighted-average exercise price excludes the performance shares, as they do not have exercise prices.
(2)	As of December 31, 2013, 11,669,465 shares under the amended and restated Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan were available for issuance in the form of restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.
(3)	The table does not include 0.4 million share awards to be granted in connection with the Capco acquisition. The table also does not include options to purchase an aggregate of 1.1 million shares, at a weighted average exercise price of $17.79, which were granted under plans assumed in connection with acquisition transactions. No more grants may be made under these assumed plans.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age
Frank R. Martire	Chairman of the Board and Chief Executive Officer	66
Gary A. Norcross	President and Chief Operating Officer	48
Gregory G. Montana	Corporate Executive Vice President and Chief Risk Officer	45
Michael P. Oates	Corporate Executive Vice President, General Counsel and Corporate Secretary	54
Peter J. S. Smith	Corporate Senior Vice President and Chief Accounting Officer	46
James W. Woodall	Corporate Executive Vice President and Chief Financial Officer	44

Gregory G. Montana has served as Corporate Executive Vice President and Chief Risk Officer since joining FIS in April 2012. Before joining FIS, he served as senior vice president and senior operational risk executive for Bank of America from 2010 to 2012. Prior to that, he held the positions of senior director, global risk operations at PayPal™, Inc. from 2009 to 2010 and director, operational, credit and compliance risk for Lloyds Banking Group, PLC from 2007 to 2009. Mr. Montana serves on the Boards of Catholic Charities of Jacksonville and the Metrolina Association for the Blind of North and South Carolina. Mr. Montana is an adjunct professor of Risk Management at Flagler College in St. Augustine, Florida, and serves as a member of the Board of Trustees of the Georgia State University Risk Management Foundation.

Michael P. Oates has served as Corporate Executive Vice President, General Counsel and Corporate Secretary since February 2013, Corporate Executive Vice President, Chief Human Resources Officer of FIS from October 2009 to February 2013, and Executive Vice President, Human Resources of FIS from February 2008 to September 2009. Prior to that, he held the position of Senior Vice President, Human Resources of FIS since September 2007. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004, and Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years. Mr. Oates serves on the Boards of the University of North Florida Foundation, the St. Vincent’s Healthcare Foundation and the Gator Bowl.

Peter J. S. Smith has served as Corporate Senior Vice President and Chief Accounting Officer of FIS since 2013. Mr. Smith has been with FIS since 2009 and previously was the Senior Vice President and Controller of FIS’ Payment Solutions Group (PSG). Prior to joining FIS, Mr. Smith was the Chief Financial Officer of Metavante’s PSG segment from 2008 to 2009. Prior to Metavante, Mr. Smith spent seven years in Silicon Valley, working as the worldwide sales controller for Openwave Systems Inc. and providing tax and audit services to high-technology clients at PricewaterhouseCoopers.

James W. Woodall has served as Chief Financial Officer since March 2013, and prior to that, as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys Corporation beginning in 2007. Prior to Eclipsys, Mr. Woodall was the Executive Director and Controller of AT&T Inc.’s southeast region and held finance roles of increasing responsibility since 2001. Prior to AT&T Inc., Mr. Woodall worked for PricewaterhouseCoopers, serving technology and communications clients.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE

AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our named executive officers’ 2013 compensation, including the objectives of our compensation programs and the principles upon which our compensation program and decisions were based. In 2013, our named executive officers were:

•	Frank R. Martire, our Chairman and Chief Executive Officer;

•	Gary A. Norcross, our President and Chief Operating Officer;

•	James W. Woodall, our Corporate Executive Vice President and Chief Financial Officer;

•	Michael P. Oates, our Corporate Executive Vice President, General Counsel and Corporate Secretary;

•	Kirk T. Larsen, our former Corporate Executive Vice President, Finance; and

•	Michael D. Hayford, our former Corporate Executive Vice President and Chief Financial Officer.

Effective December 31, 2013, Mr. Larsen resigned from FIS to pursue another opportunity. Effective March 18, 2013, Mr. Hayford ceased to serve as our Corporate Executive Vice President and Chief Financial Officer, and effective June 28, 2013, Mr. Hayford retired from FIS.

In 2013, FIS achieved strong results that met revenue, adjusted earnings per share and free cash flow guidance that we communicated to investors in April of 2013. The increase in revenue during 2013 of $263.1 million, or 4.5%, as compared to 2012, is primarily attributable to transaction growth, demand for professional and consulting services, higher termination fees, incremental revenues from 2013, and 2012 acquisitions of $55.7 million. Cash flow provided by operating activities was $1,060.3 million. We continued to invest for growth through internal product development and infrastructure improvements and we completed three acquisitions in 2013 that complement our product portfolio and provide us additional opportunities to cross-sell to our customers. We strengthened our balance sheet by restructuring our debt, reducing our annual interest expense and obtaining an investment grade rating across the three major rating agencies.

In 2013, we returned $732.2 million to shareholders in the form of dividends and share repurchases. In fact, FIS has delivered extraordinary value to our shareholders over the past two years. Our total shareholder return for 2013 was 57.3% (compared with 32.4% for the S&P 500 Index and 52.7% for the S&P 500 Supercap Data Processing & Outsourced Services Index), and for the two year period ending December 31, 2013, our total shareholder return was 111.0% (compared with 53.6% for the S&P 500 Index and 97.1% for the S&P 500 Supercap Data Processing & Outsourced Services Index). Our significant shareholder return is a product of our long-term business strategy, our strong market leadership and customer service, our unique products and technological innovation, our growing international presence, and our diligent focus on execution.

Our compensation programs emphasize pay for performance, help us accomplish our business objectives and foster a high performance culture. Accordingly, our named executive officers’ 2013 cash incentives under our annual incentive plan were tied directly to the achievement of pre-established, objectively determinable goals relating to four key measures of our success: revenue; new sales contract value; earnings before interest, taxes, depreciation and amortization (EBITDA); and free cash flow. Our strong performance in 2013 resulted in our annual incentive plan paying out 133.6% of target levels. Performance results related to our incentive plans are discussed in more detail below.

Our compensation programs are designed to attract high performing executives and to retain our key employees, as there is significant competition in our industry for talented managers. We accomplish these objectives by providing our executives with total compensation that is competitive relative to the compensation paid to similarly situated executives at similarly sized companies. We believe that this is critical to our effort to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

2013 Shareholder Vote on Executive Compensation

At our 2013 annual meeting of shareholders, as required by Section 14A of the Securities Exchange Act and Rule 14a-21(a) under the Securities Exchange Act, we held a non-binding advisory vote on the compensation of our named executive officers as disclosed in the 2012 proxy statement pursuant to Item 402 of Regulation S-K. Over 86% of the shares voted at our 2013 shareholders’ meeting approved our “say-on-pay” proposal. Our compensation committee considered the results of the 2013 say-on-pay vote and retained our compensation structure, which focuses our named executive officers on achieving our business objectives and maximizing shareholder value.

2014 Shareholder Vote on Executive Compensation

Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as described in this proxy statement. As summarized in this compensation discussion and analysis, our compensation programs include a strong link between pay and Company performance and are designed to incent the performance that will create long-term shareholder value.

Our Compensation Programs Support Our Company and Our Business Objectives

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives and thereby create value for our shareholders. We seek to achieve this goal by

•	tying a material portion of our named executive officers’ compensation to our corporate performance and the creation of shareholder value;

•

structuring our performance-based programs to focus our named executive officers on attaining key performance goals that are aligned with and support our key business objectives, which, in turn, are aimed at growing shareholder value;

•	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual achievements; and

•	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build shareholder value over the long term.

For 2013, our corporate performance measures were designed to incent our named executive officers to take actions necessary to generate growth in revenue, new sales contracts, earnings, margins, free cash flow and shareholder return. These performance measures are key components of our overall business plan and are highly transparent, objectively determinable and discussed extensively with our Board of Directors and shareholders.

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders

Our named executive officers and our Board of Directors maintain significant long-term investments in the Company. Collectively, as reported in the Security Ownership of Management table on page 17, they beneficially own 2,452,466 shares of our common stock and options to acquire an additional 3,161,051 shares of common stock. The fact that our executives and Directors hold such a large investment in our stock is part of our

Company culture and our compensation philosophy. Management’s sizable investment in our stock aligns their economic interests directly with the interests of our shareholders. This promotes teamwork among our management team and strengthens the team’s focus on achieving long term results and increasing shareholder return.

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board, to encourage these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. Shares of restricted stock and intrinsic value in excess of exercise price of stock options count toward meeting the guidelines. The guidelines are as follows:

Position	Minimum Aggregate Value
Chairman and CEO	10 × base salary
President and Chief Operating Officer	5 × base salary
Chief Financial Officer	3 × base salary
General Counsel	3 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers met the stock ownership guidelines as of December 31, 2013. Each of our non-employee directors, other than Messrs. Stallings and Muma, who joined the Board in 2013, met the stock ownership guidelines as of December 31, 2013.

Hedging and Pledging Policy

In April of 2013, our Board adopted a hedging and pledging policy that prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, holding FIS securities in margin accounts, or pledging them as collateral for loans. The Board adopted this policy, which was effective immediately with respect to future transactions, in order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking.

Compensation Governance

Our compensation committee takes a proactive role in governance. Our compensation committee continually reviews our compensation programs and makes adjustments that we think are in the best interests of the Company and our shareholders. As part of this process, our compensation committee reviews compensation trends and considers what is thought to be current best practice (with groups such as ISS and Glass Lewis), with the goal of improving our approach to executive compensation.

During 2013, the Board and/or compensation committee approved the following actions to improve governance:

•

significantly increasing the executive stock ownership multiples - for example, we increased the multiples from five times base salary to ten times base salary for our Chairman and Chief Executive Officer;

•	including performance-based vesting conditions in grants of restricted stock and stock options;

•

including enhanced holding period requirements such that officers must hold 50% of restricted shares from the date of vesting, or from the date of acquisition by exercise of vested stock options (net of any shares required to be sold to satisfy taxes due from the exercise), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by our compensation committee;

•

adoption of a hedging and pledging policy that prohibits transactions in the Company’s securities that could create heightened legal risk and/or the appearance of inappropriate conduct by the Company’s executive officers or directors, including hedging or monetization transactions, short-term or speculative transactions, short sales, margin accounts or pledging securities; and

•	amending our Articles of Incorporation to eliminate all supermajority voting requirements.

Other improvements made and actions taken in recent years by our compensation committee or full board of directors include the following:

•

eliminating any tax gross-ups for compensation paid due to a change in control and eliminating modified single-trigger severance payment arrangements related to a change in control (these eliminations were agreed to by executives voluntarily);

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•

achieving a high level of disclosure transparency, where our shareholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•	adopting a policy to “clawback” any overpayments of incentive-based or stock-based compensation that were attributable to restated financial results;

•	eliminating executive pension benefits and company paid deferred compensation;

•

requiring that any dividends or dividend equivalents on restricted stock and other awards, including performance based awards, be subject to the same underlying vesting requirements applicable to the awards - that is, no payment of dividends or dividend equivalents unless and until the award vests;

•	using a shorter expiration period for our stock options: we use a seven-year expiration period for grants, rather than the ten-year expiration period used by many companies;

•	adopting a practice that annual grants of stock options and restricted stock will use a vesting schedule of not less than three years;

•	appointing an independent lead director to help manage the affairs of our Board of Directors;

•	completing a “risk assessment,” as required by SEC rules;

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting to the Company;

•

prohibiting shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to awards under our equity incentive plan to be available for future grants under the plan, prohibiting the Company from using cash proceeds from option exercises to repurchase shares on the open market for reuse in our equity incentive plan, and counting each stock appreciation right issued under our equity incentive plan as one share issued regardless of whether the Company issues net shares to the participant;

•	amending our Articles of Incorporation to provide for the annual election of directors effective in 2015.

As part of our compensation governance program, we also observe the following practices:

•	our named executive officers’ employment agreements do not contain multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments; and

•	all of our cash and equity incentive plans are capped at maximum levels.

Components of Total Compensation and Pay Mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, also enjoy limited additional benefits. The compensation earned by our named executive officers in 2013 consisted of the following:

Compensation Component	Purpose of the Compensation Component
Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Salary represents less than 10% of total compensation for Messrs. Martire and Norcross, and less than 15% of total compensation for Messrs. Woodall and Oates.
Annual Cash Incentive	Annual cash incentives motivate our named executive officers to improve our performance for the fiscal year and help attract and retain key executives.
Performance-Based Restricted Stock	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.
Performance-Based Stock Options	Performance-based stock options also help to tie our named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation. Stock options are worth nothing unless our stock price rises after grant.
Benefits & Other	Our named executive officers’ participate in company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company’s aircraft. Benefits and perquisites, in the aggregate, represent less than 3% of total compensation for each of our named executive officers.

As illustrated in the table below, a significant portion of each named executive officer’s total compensation was based on performance-based cash and stock incentives that are tied to our financial performance. The following table shows the allocation of 2013 Total Compensation reported in the Summary Compensation Table among the various components:

	Salary	Cash Incentive	Performance Restricted Stock	Stock Options	Benefits & Other Comp.	Total Compensation
Frank R. Martire	7.1%	26.4%	31.8%	31.8%	2.9%	100%
Gary A. Norcross	7.2%	22.5%	33.8%	33.8%	2.7%	100%
Michael P. Oates	13.4%	22.1%	30.9%	30.9%	2.7%	100%
James W. Woodall	11.6%	18.4%	34.3%	34.3%	1.4%	100%
Kirk T. Larsen*	28.1%	25.2%	42.7%	—	4.0%	100%
Michael D. Hayford**	4.8%	6.5%	—	—	88.7%	100%

*	On April 22, 2013, the Compensation Committee approved a one-time restricted share grant for Mr. Larsen valued at $500,000. The purpose of the grant was to incent Mr. Larsen to remain with the Company for a minimum of two years. When Mr. Larsen resigned from the Company effective December 31, 2013, he forfeited this grant.
**	Effective June 28, 2013, Mr. Hayford retired from FIS.

The allocation of our named executive officers’ compensation among the various compensation elements has generally been consistent from year to year. The allocation each year, however, is not formulaic. Instead, it reflects our compensation committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including how other companies allocate compensation based on the marketplace data provided by our compensation committee’s consultant, Strategic Compensation Group, an assessment of each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

Base Salary, Annual Cash Incentive, and Equity-Based Incentives

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to assure a level of regularly-paid, cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance. In 2013, certain of our named executive officers received increases in annual salary as a result of promotions and the assumption of significantly greater responsibility. Beginning in January, Mr. Norcross, as President, assumed direct responsibility for management of the Finance, Legal, and Human Resources corporate functions, adding Messrs. Woodall and Oates as direct reports. As a result of this change, Mr. Norcross’ direct reports include the three executive vice presidents running global sales and operations, the Chief Financial Officer, the Chief Information Officer, and the General Counsel/Chief Human Resources Officer. Based on this significantly expanded role, his annual base salary was increased from $700,000 to $850,000. In January 2013, Mr. Oates assumed the role of General Counsel and Corporate Secretary, while continuing to serve as the Chief Human Resources Officer. As a result, his annual base salary was increased from $385,000 to $435,000. Mr. Woodall’s annual base salary was initially increased in January 2013 from $300,000 to $330,000 and, in connection with his promotion to Chief Financial Officer in March 2013, his annual base salary was increased from $330,000 to $450,000. Mr. Larsen received an increase from $250,000 to $300,000 as a result of his promotion from Senior Vice President to Executive Vice President and an increase from $300,000 to $315,000 due to his assumption of additional duties. Mr. Martire’s annual base salary remained unchanged.

Annual Performance-Based Cash Incentive

We generally award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual incentive program plays an important role in our approach to total compensation. It motivates participants to work hard and proficiently toward improving the Company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals based on audited financial results before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives are important to executing our business strategy, strengthening our products and services, improving customer satisfaction, gaining new customers and delivering long-term value to shareholders. In addition, the incentive program helps to attract and retain a highly qualified management team and to maintain a market competitive compensation program.

In the first quarter of each fiscal year, our compensation committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. In addition, the financial performance measures under the plan, other than new sales contract value, are derived from our annual financial statements (Form 10-K), which are audited by our independent registered public accounting firm, KPMG LLP. Annual incentive plan payments are made after completion of the audit.

2013 Performance Goals and Results. The four performance measures for 2013 were the same as the 2012 performance measures, which were revenue, new sales contract value, EBITDA, and free cash flow. These four performance measures are among the most important measures in evaluating the financial performance of our business, and they can have a significant impact on long-term stock price and the investing community’s expectations. The four measures, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and significant stock ownership by our named executive officers, also provide a degree of checks and balances that requires our named executive officers to consider both short-term and long-term performance. All four measures are based on figures communicated to the investment community. Consequently, the annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our long-term financial plan, and our Board of Directors’ expectations. In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	How Calculated	Reason for Use
Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of acquisitions, divestitures, foreign exchange rates, and purchase accounting.	Revenue is an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our products and services. Revenue is widely followed by shareholders.

New Sales Contract Value	Based on new sales from contracts entered into or renewed with customers in the year by aggregating all monthly charges and one time charges expected to be received over the life of the contract, including estimates where necessary, less any discounts.	New sales contract value is a predictor of future revenue growth. It rewards management for success at selling new products and services to our customers and gaining new customers. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) in future years. This performance measure helps build long-term value since revenue and EBITDA will be received on a new contract over several years.

EBITDA	GAAP Operating Income, excluding depreciation and amortization expense from continuing operations and adjusted for certain other non-recurring revenue and expense items in GAAP Operating Income.	EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into operating profits for shareholders. EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.

Free Cash Flow	GAAP net cash provided from operating activities less capital expenditures, excluding the net change in settlement assets and obligations and certain other non-recurring items.	Free cash flow measures our ability to generate cash for future reinvestment in our business, pay down debt, return cash to shareholders in the form of dividends or stock repurchases and efficiently manage our balance sheet assets and liabilities. Free cash flow is widely followed by shareholders.

As applicable, we adjust performance to eliminate certain financial impacts of new accounting pronouncements, restructuring expense, mergers, including non-recurring deal-related costs, acquisitions, and divestitures, including restructuring and integration charges, the impact of purchase accounting on deferred revenue, impairment charges, and transaction costs. We also adjust the performance to eliminate non-budgeted discontinued operations and the impact of changes in foreign currency from budgeted rates and current period acquisitions. We make these adjustments because we do not think our named executive officers’ compensation should be impacted by events that do not reflect the underlying operating performance of the business. In 2013, we made the following adjustments to the revenue and EBITDA results (reflected in millions):

	Original Target	Results before Adjustment	Foreign Exchange	Mergers and Acquisitions, Severance and Restructuring		Adjusted Results
Revenue	$6,065	$6,071	$49.6	(-$	24.6)	$6,096
EBITDA	$1,840	$1,835	$14.3	(-$	1.0)	$1,849

No annual incentive payments are payable to a named executive officer if the pre-established, threshold performance levels are not met. In addition, if actual EBITDA results fell below the threshold EBITDA of $1,784.8, then our compensation committee had discretion to zero out the 2013 annual bonus for all officers, regardless of the results for revenue, new contract sales value, and free cash flow. If the target level performance goals are attained, our named executive officers earn an annual incentive equal to their annual incentive target opportunity set forth in the next section and in the Grants of Plan-Based Awards table under the column Estimated Future Payouts Under Non-Equity Incentive Plan Awards. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if maximum performance goal is attained, 200% of the target opportunity is earned. For performance between the threshold and maximum level goals, the percentage of the target award earned is interpolated. Payments are capped at the maximum performance payout level. The table below lists the performance goals and results for 2013. Our superior performance in 2013 resulted in annual incentives being paid out at 133.6% of their target levels.

		Performance Goal (millions)
	Weight	Threshold	Target(1)	Maximum	2013 Result	Payout Factor
Revenue	20%	$5,944	$6,065	$6,186	$6,096	125.6%
New Sales Contract Value	20%	$2,070	$2,300	$2,530	$2,560	200.0%
EBITDA	40%	$1,785	$1,840	$1,895	$1,849	116.3%
Free Cash Flow	20%	$760	$820	$880	$826	110.0%
Combined Payout Factor						133.6%

(1)	Target metrics for all four measures are based on figures communicated to the investment community. The 2013 target for new sales contract value was lower than 2012 actual results because we had a significant sales event in 2012 that we did not anticipate recurring in the normal course of business. In setting the new sales target, we removed the impact of that unique deal then added a growth component to the sales target in a manner consistent with prior years. Similarly, the free cash flow target for 2013 was less than the 2012 actual results because we expected a significant increase in the amount of cash taxes we would pay in 2013 and we adjusted our free cash flow target to reflect this anticipated increase.

Threshold performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit annual incentive awards to avoid paying excessive cash incentive amounts, while encouraging performance beyond the target levels.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by our named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to sustainable, long-term value. When establishing the performance measures and goals for the 2013 annual incentive awards, management and our compensation committee considered the following key factors:

•	consistency among the 2013 performance targets and the 2013 business plan;

•	the 2013 performance targets as compared to the 2012 performance targets and 2012 actual performance;

•	alignment of the 2013 performance targets with our guidance to investors and the published performance expectations for our competitors; and

•	the effect that reaching performance targets would have on our growth and margins.

Calculation of Incentive for 2013 Under Annual Incentive Plan. The table below lists our named executive officers and shows the ranges of possible payments under our annual incentive plan and the calculation of their 2013 incentive awards based on the 2013 performance results and combined payout factor shown in the table above. The incentives earned by our named executive officers were approved by our compensation committee and are reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation Earnings.

	2013 Incentive Range			Combined Payout Factor*	2013 Incentive Earned
Name	Threshold	Target	Max
Frank R. Martire	$1,250,000	$2,500,000	$5,000,000	133.6%	$3,340,000
Gary A. Norcross	$892,500	$1,785,000	$3,570,000	133.6%	$2,384,760
Michael P. Oates	$239,250	$478,500	$957,000	133.6%	$639,276
James W. Woodall**	$225,000	$450,000	$900,000	133.6%	$601,200
Kirk T. Larsen	$110,250	$220,500	$441,000	133.6%	$294,588
Michael D. Hayford***	$234,375	$468,750	$468,750	100%	$468,750

*	Combined Payout Factor is from the chart of performance goals above.
**	Pursuant to Mr. Woodall’s amended employment agreement, which is described in further detail below in the “Employment Agreements” section, in consideration of Mr. Woodall’s promotion to the position of Chief Financial Officer, Mr. Woodall’s target and maximum bonus opportunities were increased from 75% and 150% of annual base salary, respectively, to 100% and 200% of annual base salary.
***	Effective June 28, 2013, Mr. Hayford retired from FIS. Pursuant to the Separation, Non-Competition and Release Agreement entered into by FIS and Mr. Hayford (which is described in further detail below in the “Employment Agreements” section), Mr. Hayford was entitled to receive the 2013 pro-rated bonus set forth in this table for service up to and including the date of his termination.

Supplemental Bonus Program. Shareholders and the investment community place a material premium on companies that can achieve all of their financial targets for the year, instead of reaching some targets but falling short on other targets. The purpose of this program was to emphasize the importance of achieving all of our financial goals. If any one of the four 2013 performance targets were not achieved, no supplemental bonuses would be paid. The $1 million bonus pool would be allocated among the participants on a proportional target bonus amount basis. The table below lists our named executive officers and shows their allocable percentage of the total bonus pool, their supplemental bonus opportunity and the amount of the supplemental bonus earned based on achievement of the four 2013 performance targets. The supplemental incentives earned by our named executive officers were approved by our compensation committee and are reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation Earnings.

Name	Percentage of Total Bonus Pool	Supplemental Bonus Opportunity	Earned
Frank R. Martire	38.93%	$389,313	$389,313
Gary A. Norcross	27.80%	$277,969	$277,969
Michael P. Oates	7.45%	$74,514	$74,514
James W. Woodall	7.01%	$70,076	$70,076

Clawback Policy. In December 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our compensation committee complete discretion to reduce or eliminate annual incentives that have not yet been paid. There were no clawbacks made in 2013.

Long-Term Equity Incentives

For 2013, our approach to long-term equity incentives had two primary elements: (1) performance-based restricted stock that vests and is earned based on the achievement of adjusted operating income performance for 2013 and required years of service, and (2) performance-based stock options, that vest and are earned based on the achievement of adjusted operating income performance for 2013 and required years of service. We consider stock options to be inherently performance-based, because they do not have realizable value unless our stock price rises after grant. As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2013, we used the Amended and Restated FIS 2008 Omnibus Incentive Plan, which we refer to as the Plan, for long-term incentive awards.

In 2013, the factors considered by our compensation committee in determining equity awards included:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	the executive officer’s prior levels of compensation;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance considerations related to executive compensation; and

•	marketplace compensation levels and practices.

Our compensation committee did not assign precise weights to the different factors described above in awarding specific levels of equity awards. Instead, the committee made its decision based on the totality of the factors.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We may also grant awards in connection with significant new hires, promotions or changes in duties.

Performance-Based Restricted Stock. We intend for our performance-based restricted stock awards to:

•

tie named executive officers’ long-term financial interests to the Company’s operating income performance and to the long-term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

•	retain the named executive officers through the vesting period; and

•	maintain market-competitive levels of total compensation.

The 2013 restricted stock awards vest based on meeting two conditions: (1) achievement of adjusted operating income (as defined below) of $1.85 billion for 2014 and (2) proportionate vesting each year over three years of continued employment.

We selected adjusted operating income as the performance measure for the performance-based restricted stock awards because we believe the level of operating income we achieve reflects the quality of our products and services and our operating strength and efficiency, and has a significant impact on long-term stock price and the investing community’s expectations. Operating income also is a significant factor in our ability to support long-term debt. For purposes of the performance-based restricted stock awards, adjusted operating income means our operating income determined in accordance with GAAP as reported in our financial statements, excluding depreciation and amortization, merger and acquisition-related costs, asset impairment charges and other non-GAAP adjustments that we make in our business plan (such as exclusion of prospective merger and acquisition costs and divestiture, currency, and accounting adjustments, over the existing five-year plan expense), with the goal being to measure on a consistent basis our performance against the existing business plan. Our compensation committee will evaluate whether the adjusted operating income goal has been achieved following the completion of our audit for the year ending December 31, 2014.

Dividends are not paid on the performance-based restricted stock awards unless and until the restricted stock vests. Also, we impose a post-vesting holding requirement on the restricted shares held by our named executive officers, which requires that the named executive officer hold 50% of the restricted shares from the date of vesting until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the compensation committee. In practice, named executive officers have generally held the restricted shares even after they have satisfied the ownership guidelines. This is consistent with our philosophy that executives should hold a significant amount of FIS stock, so that their financial position is tied directly to the interests of our shareholders.

Performance-Based Stock Options. We intend for our stock option awards to:

•	tie named executive officers’ long-term financial interests to the Company’s operating income performance;

•

enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

•	retain the named executive officers through the three-year vesting period and the seven year exercise period; and

•	maintain market-competitive levels of total compensation.

The stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant. The awards vest based on meeting two conditions: (1) achievement of adjusted operating income (as defined above) of $1.85 billion for 2014 and (2) proportionate vesting each year over three years of continued employment. The options also have a seven year term. We do not engage in or permit “backdating” or re-pricing of stock options, and our stock plans prohibit these practices. When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP.

We also impose a post-exercise holding requirement on shares acquired by our named executive officers pursuant to the exercise of vested stock options, which requires that the named executive officer hold 50% of the shares from the date of acquisition by exercise of vested stock options (net of any shares required to be sold to satisfy taxes due from the exercise) until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the compensation committee.

Further details concerning the equity-based awards granted in 2013 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table and the related footnotes.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of benefit plans. Our named executive officers generally participate in the same benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $17,500 in 2013). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of our named executive officers elected to defer 2013 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor an Employee Stock Purchase Plan (ESPP), through which our employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to one-third of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is one-half of the amount contributed by the participant. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional health, life and disability coverage. The taxable portion of this additional coverage is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Other Benefits

We provide few special benefits to our named executive officers. In general, the benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executives from certain business risks and potential threats. For safety and efficiency purposes in 2013, our named executive officers received personal use of the corporate airplanes. Our compensation committee regularly reviews the perquisites provided to our named executive officers. Further detail regarding executive perquisites in 2013 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our compensation committee considers a number of important qualitative and quantitative factors, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	our financial performance in the prior year;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.

In evaluating the compensation of our Chief Executive Officer’s direct reports, our compensation committee also considers the Chief Executive Officer’s recommendations to the committee. This includes his review of the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to the compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. The compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To support its review of our executive compensation and benefit programs for 2013, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data is an important element in the decisions of our compensation committee, but our compensation committee ultimately made decisions based on all of the factors described above.

In addition to Strategic Compensation Group, the compensation committee engaged Mercer in 2013 to conduct an independent assessment of the Company’s executive compensation programs. The scope of the Mercer review included an assessment of the peer group, a review of each element of executive compensation, both in amount and form, and a governance review. Upon the conclusion of its review, Mercer reported that, taken as a whole, the Company’s executive compensation programs were consistent with market practice and in line with the strategic goals of the Company.

Each year, the compensation committee reviews the specific marketplace compensation surveys that would be used to benchmark executive compensation. The committee strives for a consistent set of compensation surveys from year to year, so that the benchmark information is consistent and comparable. Strategic Compensation Group assisted our compensation committee in analyzing the marketplace compensation surveys. Strategic Compensation Group used three marketplace data sources: (1) a general executive compensation survey prepared by Towers Watson, which contained data on over 300 companies (in using this survey, our compensation committee applied a formula contained in the survey that allows for the adjustment of the survey’s compensation amounts to take into account differences in revenues between the survey companies and our Company), (2) a general executive compensation survey of over 3,000 companies with a specific focus on companies with revenues of between $4 billion and $8 billion and (3) compensation information for the following group of 15 companies, which we refer to as our “peer group.” When defining the peer group, we attempt to apply the standards used by ISS for identifying peer groups for public companies. The FIS peer group was selected based on a revenue range of  1/2 to 2 times the projected 2013 revenue for FIS, industry focus (generally the software & services industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, including international focus and companies that compete with us for business and/or executive talent. The peer group consisted of:

Activision Blizzard, Inc.	Leidos Holdings
Adobe Systems, Inc.	Intuit Inc.
Alliance Data Systems Corporation	MasterCard Incorporated
Automatic Data Processing, Inc.	Symantec Corporation
CA, Inc.	Visa, Inc.
Cognizant Technology Solutions Corporation	The Western Union Company
Discover Financial Services, Inc.	Yahoo, Inc.
Fiserv, Inc.

The revenue of these companies ranged from $4 billion to $11.5 billion, with a median revenue of $5.6 billion.

In addition to the compensation surveys, Strategic Compensation Group gathers compensation practices data from independent sources such as ISS and Glass Lewis. That data is helpful to the compensation committee when reviewing the executive compensation practices used by FIS.

We focused on the 50th and 75th percentiles of the peer group data when considering what our named executive officers’ 2013 target total compensation levels should be. Our compensation committee used the other two sources of compensation data described above in making its compensation decisions in 2013 as a point of reference in evaluating whether compensation was within a “market” range; however, those two sources were given less weight when considering what the named executive officers’ 2013 target total compensation should be, as we think the peer group data is the best indicator of total compensation provided by our key competitors and peers.

While the decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Martire, our compensation committee considered his success as the overall leader of the Company in developing and implementing the Company’s long-term strategy, his substantial knowledge of and contributions to the overall management of the Company, his success at implementing a succession strategy to the CEO position and his leadership in the financial services industry. In determining the total compensation for Mr. Norcross, our compensation committee considered his role and responsibility as President and Chief Operating Officer, particularly in connection with his responsibility of steering and executing the Company’s global business strategy. The committee also considered Mr. Norcross’ success in overseeing significant growth of the Company’s product portfolio and global footprint. In determining the total compensation for Mr. Woodall, the compensation committee considered his responsibility for the finance, accounting, investor relations and merger and acquisition-related activities for the Company. In determining the total compensation for Mr. Oates, our compensation committee considered his role and responsibility of overseeing the law department, the corporate secretary’s office and the global human resources organization. In determining the total compensation for Mr. Larsen, the compensation committee considered his promotion to Executive Vice President and assumption of additional responsibilities regarding potential acquisitions and financial planning and analysis.

The marketplace data information in this discussion is not deemed filed or part of the compensation discussion and analysis for certification purposes.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in certain termination events. On December 10, 2012, we entered into a Separation, Non-Competition and Release Agreement with Mr. Hayford, which terminated his employment agreement. Pursuant to the Separation, Non-Competition and Release Agreement, Mr. Hayford was entitled to receive certain severance benefits in connection with his retirement on June 28, 2013. The value of such severance benefits is reflected in the Summary Compensation Table and related footnotes. Descriptions of the material terms of all of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plans and approving individual grants and awards under those plans for our executive officers.

To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group to conduct an ongoing review over the course of the year of our compensation programs for our named executive officers and other key executives and our Board of Directors. Strategic Compensation Group provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Our compensation committee did not limit the consultant’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The consultant also assisted our compensation committee in its review of the compensation risk assessment that is completed on an annual basis. The committee may also give specific assignments to its consultant from time to time and may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of our compensation committee have discussions with the consultant between meetings as specific questions arise. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services related to executive compensation issues, and neither it nor any affiliated company provides any other services to us.

As noted above, the Committee engaged Mercer in 2013 to undertake an independent, comprehensive review of the Company’s executive compensation programs and the data provided by Strategic Compensation Group. In doing so, Mercer studied all elements of the Company’s executive compensation programs over the prior three years, including base salary, annual incentives and long-term equity incentives and, in so doing, interviewed members of executive management and the compensation committee to better understand the Company’s strategic goals and to assess the link between those goals and the executive compensation programs. Mercer assessed the peer group being used by Strategic Compensation Group and considered levels of pay as compared to that group and the market more generally. Mercer made certain recommendations regarding the peer group, short term and long term incentives that the Company has adopted for 2014. Overall, Mercer confirmed that the guidance provided to the committee by Strategic Compensation Group was in line with its own assessment of the positions and markets and that, taken as a whole, the Company’s executive compensation programs were consistent with market practice and in line with the strategic goals of the Company.

Mr. Martire, in his role as Chairman and Chief Executive Officer, provided input and made recommendations to the compensation committee regarding executive compensation levels. Messrs. Martire and Woodall provided input regarding the structure and targets of the performance goals used in our performance-based incentive programs. In addition, Mr. Oates coordinated with the committee’s chairman and the consultant in preparing the committee’s meeting agendas. Although our compensation committee considers the recommendations of our executive officers, our compensation committee exercises its discretion when making compensation decisions and may modify the executives’ recommendations. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, Strategic Compensation Group and the individuals who participate in the compensation process, the committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans, however our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard N. Massey, Chairman

David K. Hunt

Thomas M. Hagerty

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers in 2013.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation Earnings ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Frank R. Martire	2013	1,000,000	—	4,500,015	4,499,999	3,729,313	—	414,754	14,144,081
Chairman and Chief	2012	1,000,000	—	5,625,005	1,873,958	3,949,636	—	213,495	12,662,094
Executive Officer	2011	1,000,000	—	4,499,994	2,977,120	2,373,901	—	255,486	11,106,501

Gary A. Norcross	2013	850,000		3,999,986	4,000,001	2,662,729	17,027	317,162	11,846,905
President and Chief	2012	700,000	—	3,750,003	1,249,308	2,168,125	10,537	247,292	8,125,265
Operating Officer	2011	700,000	—	3,300,004	2,183,219	1,457,084	(990)	134,669	7,7734,986

Michael D. Hayford	2013	342,548	—	—	—	468,750	—	6,387,438	7,198,736
Corporate Executive	2012	625,000	—	3,375,017	1,124,371	1,559,020	—	9,242,687	15,926,095
Vice President and Chief Financial Officer	2011	625,000	—	2,999,988	1,984,749	1,117,834	—	229,213	6,956,784

Michael P. Oates	2013	430,833	—	1,000,009	999,996	713,790		86,975	3,231,603
Corporate Executive Vice President, General Counsel	2012	385,000	—	862,507	287,337	640,268	—	27,506	2,202,618
	2011	360,000	—	749,990	496,189	340,998	—	57,955	2,005,132

James W. Woodall	2013	425,000	—	1,249,999	1,249,999	671,276	—	53,093	3,649,367
Corporate Executive Vice President and Chief Financial Officer	2012	300,000	—	374,987	124,928	374,149	—	18,084	1,192,148

Kirk T. Larsen	2013	329,422	—	500,000	—	294,588	—	47,238	1,171,248
Corporate Executive Vice President, Finance

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.
(2)	Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of fair value per share are included in Note 16 to the Company’s consolidated financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.
(3)	Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.
(4)	Amounts shown for 2013 include (i) the following annual incentives earned for 2013: Mr. Martire $3,340,000; Mr. Norcross $2,384,760; Mr. Oates $639,276; Mr. Woodall $601,200; Mr. Larsen $294,588; and Mr. Hayford $468,750; and (ii) the following supplemental bonus amounts earned for 2013: Mr. Martire $389,313; Mr. Norcross $277,969; Mr. Oates $74,514; and Mr. Woodall $70,076. Amounts shown for 2012 include (i) the following annual incentives earned for 2012: Mr. Martire $3,612,400; Mr. Norcross $1,983,000; Mr. Oates $585,600; Mr. Woodall $342,200; and Mr. Hayford $1,425,900; and (ii) the following supplemental bonus amounts earned for 2012: Mr. Martire $337,236; Mr. Norcross $185,125; Mr. Oates $54,668; Mr. Woodall $31,949; and Mr. Hayford $133,120. Amounts shown for 2011 include (i) the following annual incentives earned for 2011: Mr. Martire $2,360,000; Mr. Norcross $1,445,500; Mr. Oates $339,840; and Mr. Hayford $1,106,250; and (ii) the following amounts earned under the Capco new revenue incentive program for 2011: Mr. Martire $13,901; Mr. Norcross $11,584; Mr. Oates $1,158; and Mr. Hayford $11,584. The Capco new revenue incentive program was implemented in connection with our December 2010 acquisition of The Capital Markets Company NV (“Capco”).

(5)	Amounts shown for 2013 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; personal use of a company airplane; supplemental disability; executive health care; and, in the case of Mr. Hayford, cash severance benefits, as set forth below:

	Martire $	Norcross $	Hayford $	Oates $	Woodall $	Larsen $
401(k) Matching Contributions	7,084	7,333	7,650	7,650	7,500	7,650
ESPP Matching Contributions	75,000	52,500	23,438	28,406	7,500	14,500
Restricted Stock Dividends	233,020	163,277	—	36,301	13,951	8,685
Life Insurance Premiums	360	2,100	849	360	355	315
Supplemental Disability	17,324	15,036	6,186	72	71	63
Executive Health Care	12,774	16,815	8,407	11,793	11,793	414
Financial Planning	—	—	—	—	—	15,611
Personal Airplane Use	69,192	60,101	4,908	2,393	11,923	—
Cash Severance Benefits	—	—	6,336,000	—	—	—

Grants of Plan-Based Awards

	(b) Grant Date/ Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(i) All Other Option Awards: Number of Securities Underlying Options (#)(3)	(j) Exercise or Base Price of Option Awards ($/sh)	(k) Grant Date Fair Value of Stock and Option Awards ($)(4)
(a) Name		(c) Threshold ($)	(d) Target ($)	(e) Maximum ($)	(f) Threshold (#)	(g) Target (#)	(h) Maximum (#)
Frank R. Martire	10/31/2013	—	—	—	—	92,308	—	—	—	4,500,015
	10/31/2013	—	—	—	—	—	—	572,519	48.75	4,499,999
	Annual
	Incentive	1,250,000	2,500,000	5,000,000	—	—	—	—	—	—
	Supplemental
	Incentive	—	—	389,313	—	—	—	—	—	—
Gary A. Norcross	10/31/2013	—	—	—	—	82,051	—	—	—	3,999,986
	10/31/2013	—	—	—	—	—	—	508,906	48.75	4,000,001
	Annual
	Incentive	892,500	1,785,000	3,570,000	—	—	—	—	—	—
	Supplemental
	Incentive	—	—	277,969	—	—	—	—	—	—
Michael D. Hayford	Annual Incentive	234,375	468,750	468,750	—	—	—	—	—	—
	Supplemental	—	—	—	—	—	—	—	—	—
	Incentive
Michael P. Oates	10/31/2013	—	—	—	—	20,513	—	—	—	1,000,009
	10/31/2013	—	—	—	—	—	—	127,226	48.75	999,996
	Annual
	Incentive	239,250	478,500	957,000	—	—	—	—	—	—
	Supplemental
	Incentive	—	—	$74,514	—	—	—	—	—	—
James W. Woodall	10/31/2013	—	—	—	—	25,641	—	—	—	1,249,999
	10/31/2013	—	—	—	—	—	—	159,033	48.75	1,249,999
	Annual
	Incentive	225,000	450,000	900,000	—	—	—	—	—	—
	Supplemental
	Incentive	—	—	70,076	—	—	—	—	—	—
Kirk T. Larsen	04/22/2013 Annual	—	—	—	—	12,315	—	—	—	500,000
	Incentive	110,250	220,500	294,588	—	—	—	—	—	—
	Supplemental
	Incentive	—	—	—	—	—	—	—	—	—

(1)	With respect to the annual incentives, the amounts shown in column (c) reflect the minimum payment level under our annual incentive plan for 2013, which is 50% of the target amount shown in column (d), and the amounts shown in column (e) represent the maximum payout under our annual incentive plan, which is 200% of the amount in column (d). With respect to the supplemental incentive, column (e) reflects the maximum possible supplemental bonus for 2013.
(2)	The amounts shown in column (g) reflect the number of performance-based restricted shares granted to each named executive officer under the Plan on October 31, 2013 (grant date fair value is $48.75 per share). The shares vest ratably over three years on the anniversary of the grant, contingent on the achievement of certain operating income from January 1, 2014 through December 31, 2014.
(3)	The amounts shown in column (i) reflect the number of performance-based stock options granted to each named executive officer under the Plan on October 31, 2013 (grant date fair value per option is $7.86 per option granted). The shares vest ratably over three years on the anniversary of the grant, contingent on the achievement of certain operating income from January 1, 2014 through December 31, 2014.
(4)	On April 22, 2013, the Compensation Committee approved a one-time restricted share grant for Mr. Larsen valued at $500,000. The purpose of the grant was to incent Mr. Larsen to remain with the Company for a minimum of two years. When Mr. Larsen resigned from the Company effective December 31, 2013, he forfeited this grant.

Narrative Discussion for Summary Compensation Table and

Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2013.

Frank R. Martire

We entered into a three-year employment agreement with Mr. Martire, effective March 31, 2009, and commencing immediately following the Metavante merger, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Effective March 30, 2012, Mr. Martire’s employment agreement was amended to reflect a change in his role from our President and Chief Executive Officer to our Chairman and Chief Executive Officer. Under the terms of the amended agreement, Mr. Martire’s minimum annual base salary is $1,000,000 and his annual bonus target percentage is 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. His cash compensation and 2013 equity grant were determined by our compensation committee to be appropriate given the change in his role, the success of the Company’s acquisition of Metavante in 2009 and his solid leadership of the Company as President and Chief Executive Officer. Mr. Martire is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Martire and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Martire is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Martire’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007, to serve as our President and Chief Operating Officer of Transaction Processing Services. Under the terms of that agreement, Mr. Norcross’s minimum annual base salary was $415,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. We amended and restated, in its entirety, our employment agreement with Mr. Norcross, effective December 29, 2009. Under this new agreement, Mr. Norcross served as our Corporate Executive Vice President Chief Operating Officer for a term of three years with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Effective March 30, 2012, Mr. Norcross’ employment agreement was amended to reflect a change in his role to our President and Chief Operating Officer. Under the terms of the amended agreement, Mr. Norcross’s minimum annual base salary is $700,000, with an annual bonus target equal to 190% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. In 2013, in recognition of the expansion of his duties as President to include direct management of Finance, Legal and Human Resources, Mr. Norcross’ annual base salary was increased to $850,000 and his annual bonus target was increased to 210%. Mr. Norcross is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’s agreement further provides that he will not be required to report to any individual other than the chief executive officer who occupies that position on December 29, 2009, and a breach of that provision will be considered a material breach of the agreement. Mr. Norcross is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael P. Oates

We entered into a three-year employment agreement with Mr. Oates, effective October 1, 2009, as amended, to serve as our Corporate Executive Vice President, Chief Human Resources Officer (CHRO), with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, as amended, Mr. Oates’s minimum annual base salary is $360,000, with an annual bonus target no less than 100% of his annual base salary. In January 2013, Mr. Oates assumed the role of General Counsel and Corporate Secretary, while retaining his responsibility as CHRO. His annual base salary was increased to $435,000 and his annual bonus target was increased to 110%. Mr. Oates is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Oates and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Oates is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Oates employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

James W. Woodall

We entered into a three-year employment agreement with Mr. Woodall, effective October 1, 2009, to serve as our Senior Vice President and Chief Accounting Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On March 15, 2013, we executed an amendment to that agreement, memorializing Mr. Woodall’s promotion to Corporate Executive Vice President and Chief Financial Officer. Under the terms of that amendment, Mr. Woodall’s minimum annual base salary is $450,000, with an annual bonus target equal to no less than 100% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Woodall is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Woodall and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Woodall is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Woodall’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Kirk T. Larsen

We entered into a three-year employment agreement with Mr. Larsen, effective March 7, 2013, to serve as our Corporate Senior Vice President and Treasurer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of that agreement, Mr. Larsen’s minimum annual base salary was $300,000, with an annual bonus target equal to no less than 70% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Larsen was entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and he and his eligible dependents were entitled to medical and other insurance coverage provided to other top executives as a group. Mr. Larsen was also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Larsen’s employment agreement contained provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or

Change in Control” section. However, on November 21, 2013, we executed an amendment to that agreement, accommodating Mr. Larsen’s desire to resign, effective December 31, 2013, with no payment or severance benefit due.

Annual Incentive Awards

In 2013, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long-Term Equity Incentive Awards

In October 2013, our compensation committee approved grants of stock options and performance-based restricted stock to our named executive officers. More information about these long-term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

Salary and Bonus in Proportion to Total Compensation

The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2013.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2013:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frank R. Martire	10/29/2010	618,366	—	$27.10	10/29/2017	—	—
	11/7/2011	266,666	133,334	$25.66	11/7/2018	58,457	$3,137,972
	11/8/2012	76,781	153,563	$34.33	11/8/2019	163,851	$8,795,522
	10/31/2013	—	572,519	$48.75	10/31/2020	92,308	$4,955,093

Gary A. Norcross	10/29/2008	470,000	—	$14.35	10/29/2015	—	—
	11/5/2009	450,000	—	$22.55	11/5/2016	—	—
	10/29/2010	408,122	—	$27.10	10/29/2017	—	—
	11/7/2011	195,555	97,778	$25.66	11/7/2018	42,869	$2,301,208
	11/8/2012	51,187	102,376	$34.33	11/8/2019	109,234	$5,863,681
	10/31/2013	—	508,906	$48.75	10/31/2020	82,051	$4,404,498

Michael D. Hayford(4)	11/8/2012	—	—	—	—	98,311	$5,277,334

Michael P. Oates	9/10/2007	44,880	—	$24.89	9/10/2015	—	—
	11/5/2009	80,000	—	$22.55	11/5/2016	—	—
	10/29/2010	86,571	—	$27.10	10/29/2017	—	—
	11/7/2011	44,444	22,223	$25.66	11/7/2018	9,743	$523,004
	11/8/2012	11,773	23,546	$34.33	11/8/2019	25,124	$1,348,656
	10/31/2013	—	127,226	$48.75	10/31/2020	20,513	$1,101,138

James W. Woodall	7/7/2008	27,000	—	$19.74	7/7/2015	—	—
	11/5/2009	33,000	—	$22.55	11/5/2016	—	—
	10/29/2010	30,918	—	$27.10	10/29/2017	—	—
	11/7/2011	17,778	8,889	$25.66	11/7/2018	3,897	$209,191
	11/8/2012	5,118	10,238	$34.33	11/8/2019	10,923	$586,347
	10/31/2013	—	159,033	$48.75	10/31/2020	25,641	$1,376,409

Kirk T. Larsen(5)	11/8/2012	—	—	—	—	7,646	$410,437

(1)	The unvested options listed above prior to October 31, 2013 vest annually over a three-year period from the date of the grant. The stock options granted on October 31, 2013 vest ratably over a three-year period from the original date contingent on reaching certain operating income during the period from January 1, 2014 to December 31, 2014.
(2)	The restricted stock awards granted on November 7, 2011 vest ratably over a three-year period from the original grant date, as the Company satisfied the operating income vesting requirement for the period from January 1, 2012 to December 31, 2012. Other than with respect to Mr. Hayford (see Note (4)), the restricted stock awards granted on November 8, 2012 vest ratably over a three-year period from the original grant date, as the Company satisfied the operating income vesting requirement for the period from January 1, 2013 to December 31, 2013. The restricted stock awards granted on October 31, 2013 vest ratably over a three-year period from the original grant date contingent on reaching certain operating income during the period from January 1, 2014 to December 31, 2014.

(3)	Market value of unvested restricted stock awards is based on a closing price of $53.68 for a share of our common stock on the New York Stock Exchange on December 31, 2013.
(4)	In connection with entering into a Separation, Non-Competition and Release Agreement on December 10, 2012, pursuant to which Mr. Hayford retired effective June 28, 2013, we agreed to vest certain portions of his outstanding FIS equity awards, including the restricted stock awards granted in 2012, representing 98,311 shares, the vesting of which will occur in the first quarter of 2014 subject to the Company’s achievement of certain performance metrics in 2013.
(5)	In connection with Mr. Larsen’s resignation on December 31, 2013, 2,548 restricted stock shares will vest in the first quarter of 2014 subject to the Company’s achievement of certain performance metrics in 2013. The remaining 5,098 restricted stock shares were forfeited on December 31, 2013.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2013 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank R. Martire	—	—	178,642	7,689,602
Gary A. Norcross	966,407	23,556,476	126,066	5,419,933
Michael P. Oates	89,760	2,570,816	28,127	1,208,543
James W. Woodall	—	—	10,881	467,007
Kirk T. Larsen	61,655	1,690,299	6,528	289,253
Michael D. Hayford	788,260	13,972,185	—	—

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Frank R. Martire	—	—	—	—	—	—
Gary A. Norcross	Deferred Comp Plan	—	—	17,027	—	103,454
Michael D. Hayford	—	—	—	—	—	—
Michael P. Oates	—	—	—	—	—	—
James W. Woodall	—	—	—	—	—	—
Kirk T. Larsen	—	—	—	—	—	—

(1)	Represents the increase in the executive’s interest in 2013.

The Deferred Compensation Plan

Our named executive officers are eligible to participate in the FIS Nonqualified Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Because the Company does not contribute matching dollars, deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2013 rates of return on these investments, are listed in the following table:

Name of Fund	2013 Rate of Return	Name of Fund	2013 Rate of Return
Nationwide VIT Money Market V	0.00	American Funds IS Growth 2	30.10
PIMCO VIT Real Return	-9.91	T. Rowe Price Mid Cap Growth II	36.40
PIMCO VIT Total Return	-1.96	Royce Capital Small Cap	34.75
Franklin Templeton VIP Global Bond 2	1.63	Lazard Retirement Emerging Markets SVC	-1.24
Ivy VIP High Income	10.50	Invesco VIF Global Real Estate I	2.71
LASSO Long and Short Strategic Opportunities	9.40	Vanguard VIF Small Company Growth	46.54
T. Rowe Price Equity Income II	29.41	MFS VIT II International Value SVC	27.63
Dreyfus Stock Index Initial	32.03	American Funds IS International 2	21.63
Goldman Sachs VIT Mid Cap Value	32.89	Van Eck VIP Global Hard Assets Initial	10.53

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $17,500 in 2013, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2013. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the “Compensation Discussion & Analysis” section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers and a Separation, Non-Competition and Release Agreement with Mr. Hayford (which is described in the next section). The employment agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers (other than Messrs. Larsen and Hayford) would receive in connection with various employment termination scenarios under their agreements in effect on December 31, 2013. References in this section to “all” named executive officers are intended to include all of our named executive officers other than Messrs. Larsen and Hayford.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.” Additionally, in the case of all named executive officers, if a named executive officer’s employment is terminated other than due to death and the termination is by us for any reason other than for cause or the executive’s disability, or by the executive for good reason, then the executive is entitled to receive:

•	a prorated annual bonus, based on the actual bonus that would have been earned in the year of termination had the executive still been employed;

•

in the case of Messrs. Martire and Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•

in the case of Messrs. Oates and Woodall, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•

in the case of Mr. Martire, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms, and all stock options remain exercisable for five years following termination or, if sooner, until the end of the option term;

•	in the case of Messrs. Norcross, Oates, and Woodall, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms;

•

in the case of all named executive officers, COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments; and

•	in the case of all named executive officers, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums.

If employment terminates due to death or disability, the following would be provided:

•	any accrued obligations;

•	in the case of all named executive officers:

•	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined; and

•	the unpaid portion of the executive’s annual base salary for the remainder of the employment term;

•

in the case of Mr. Martire, immediate vesting and/or payment of outstanding equity awards, and options will remain outstanding for five years following the termination date or, if sooner, until the end of the option term.

In addition, in the case of all named executive officers, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement, and in the case of Mr. Norcross, material breach of our business policies, accounting practices or standards of ethics; or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

The employment agreements define “good reason” as:

•	except with respect to Mr. Woodall, a material diminution in the executive’s position or title or the assignment of duties materially inconsistent with the executive’s position;

•

in the case of Mr. Woodall, a material diminution in the executive’s position or title or managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed;

•	a material diminution in the executive’s annual base salary or annual bonus opportunity;

•	our material breach of any of our obligations under the employment agreement;

•

in the case of Mr. Martire, within six months immediately preceding or within two years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) a material adverse change in the position to whom the executive reports, or, to the executive’s service relationship or the conditions under which the executive performs his duties as a result of such reporting structure change; (C) a material diminution in the budget over which the executive has managing authority; or (D) a material change in the geographic location of the executive’s principal place of employment;

•

in the case of Messrs. Norcross, Oates and Woodall, a material adverse change in the position to whom the executive reports or a material diminution in the managerial authority, duties or responsibilities of the person in that position, or a material change in the geographic location of the executive’s principal place of employment;

•

in the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one-year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor; or

•	in the case of Mr. Martire, removal of the executive from his position as a director or the failure of the Board of Directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred, or, if applicable with respect to Mr. Martire, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Except with respect to Mr. Norcross, where applicable, the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•

a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•

a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office;

•

a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Mr. Norcross’s employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

•

except with respect to Mr. Norcross, during his employment with us and in the one-year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause or, by him for good reason or the termination is due to our decision not to extend the employment agreement term;

•

in the case of Mr. Norcross, during his employment with us and in the one-year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event was our giving him notice of our intent not to extend his term at any time during the one year period following a change in control or our failure to obtain assumption of his agreement by a successor (however if the other “good reason” events specified in Mr. Norcross’s employment agreement occurred within one-year of our change in control, he will be subject to the non-competition and non-solicitation prohibition); and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Payments under Mr. Hayford’s Separation, Non-Competition and Release Agreement

As described above, on December 10, 2012, the Company entered into a Separation, Non-Competition and Release Agreement pursuant to which Mr. Hayford retired effective June 28, 2013 (the “End Date”). Pursuant to his Separation, Non-Competition and Release Agreement, on December 28, 2013, the Company paid to Mr. Hayford a lump sum cash payment of $6,804,750, which included the severance payment due him under the separation agreement plus a 2013 pro-rated bonus for service up to and including the End Date, based on Mr. Hayford’s 2013 bonus target of $937,500.

The Separation, Non-Competition and Release Agreement also provides us and our shareholders with important protections and rights, including the following:

•

severance benefits under the agreement were conditioned upon Mr. Hayford’s execution of a full release of FIS and related parties (which he did execute), thus limiting our exposure to lawsuits from the executive;

•

during his employment with us and in the two-year period following termination of employment, Mr. Hayford is prohibited from competing with us and soliciting our customers, suppliers or employees on behalf of a competitor, provided that during the last 12 months of the 2-year period, the covenants only apply with respect to certain entities; and

•	Mr. Hayford is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the Plan and the Amended and Restated Metavante 2007 Equity Incentive Plan (the “Metavante Plan”), provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. Under the Metavante Plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels. The named executive officers’ restricted stock award agreements also provide that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by us without cause.

For purposes of the Plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power;

•

consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

•

during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

For purposes of the Metavante Plan, the term “change in control” means, with respect to awards granted on or after the merger with Metavante: (i) the definition of change of control contained in the award agreement or (ii) in the case of an award the award agreement of which does not define change of control, a “change in control” as defined in the Plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers, other than Messrs. Larsen and Hayford, assumes that their employment terminated December 31, 2013. The severance amounts do not include a prorated 2013 annual incentive since such named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under these named executive officers’ employment agreements: Mr. Martire $14,940,281; Mr. Norcross $10,639,952; Mr. Oates $2,334,275; and Mr. Woodall $2,279,258.

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Martire $750,000; Mr. Norcross $2,550,000; Mr. Oates $1,196,250; and Mr. Woodall $1,237,500.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2013.

Except with respect to the termination events set forth below, all unvested stock options, restricted stock and performance share awards would expire at the employment termination date. The following estimates are based on a stock price of $53.68 per share, which was the closing price of our common stock on December 31, 2013. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $53.68.

The estimated value of the stock options held by the named executive officers, other than Messrs. Hayford and Larsen, that would vest upon a change in control would be as follows: Mr. Martire $9,529,981; Mr. Norcross $7,229,622; Mr. Oates $1,705,528; and Mr. Woodall $1,231,208. The estimated value of the stock options held by the named executive officers, other than Messrs. Hayford and Larsen, that would vest upon a termination by the Company of each executive’s employment without cause or by the executives for good reason would be as follows: Mr. Martire $6,707,463; Mr. Norcross $4,720,715; Mr. Oates $1,078,304; and Mr. Woodall $447,175. The estimated value of performance share awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Martire $13,940,642; Mr. Norcross $10,614,844; Mr. Oates $2,523,282; and Mr. Woodall $1,976,498. The estimated value of performance share awards held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executive for good reason would be as follows: Mr. Martire $8,985,549; Mr. Norcross $6,210,347; Mr. Oates $1,422,144; and Mr. Woodall $600,089.

The estimated value of the stock options held by the named executive officers, other than Messrs. Hayford and Larsen, that would vest upon a termination due to death or disability would be as follows: Mr. Martire $6,707,463; Mr. Norcross $4,720,715; Mr. Oates $1,078,304; and Mr. Woodall $447,175. The estimated value of performance share awards held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Martire $8,985,549; Mr. Norcross $6,210,347; Mr. Oates $1,422,144; and Mr. Woodall $600,089. The estimates assume that the applicable performance share awards’ performance goals were achieved by December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair), Thomas M. Hagerty and David K. Hunt. During fiscal year 2013, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2013, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our corporate, sales and marketing, financial solutions, global commercial, payment solutions and international solutions divisions relative to total revenue, total compensation expenses and variable compensation expenses.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, the potential clawback if required under the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer, our ability to clawback overpayments of incentive-based compensation if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the internal and external review of our financials. We also believe that our balance of performance-based stock options and performance-based restricted stock, and use of multi-year vesting schedules in our long-term incentive awards, encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, we have increased required stock ownership multiples for some of our executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of measureable corporate financial performance goals and maximum payouts serve to mitigate excessive risk-taking. The risk of overstatement of financial figures or individual goals is mitigated by the fact that the awards and payments under the awards are subject to internal review and approval and that numbers must agree to our financial statements.

Our sales commission incentive program is based on revenue generation and new sales contract value, which are critical to our performance. With respect to our sales commission incentive program, we believe that our detailed individual sales planning, tracking and review by the finance manager, and identification and review of outliers mitigates excessive risk taking. In addition, the sales commission incentive program is subject to several levels of review and approval and numbers must agree to our financial statements.

Director Compensation

In 2013, the Vice Chairman received an annual retainer of $300,000, payable quarterly, the lead director received an annual retainer of $110,000, payable quarterly, and all other non-employee directors received an annual retainer of $80,000, payable quarterly, plus $2,000 for each board meeting, corporate governance and nominating committee meeting and compensation committee meeting attended and $3,000 for each audit committee and risk committee meeting attended. The Chairman and each member of the audit committee received an additional annual fee, payable quarterly, of $75,000 and $35,000, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee, payable quarterly, of $20,000 and $12,000, respectively, for their service on such committees. The Chairman and each member of the risk committee received an additional annual fee, payable quarterly, of $75,000 and $35,000, respectively, for their service on the risk committee. Mr. Foley II, as vice chairman, received an incentive award of 31,807 performance-based options and a performance-based restricted stock award of 5,128 shares. Mr. Massey, as lead director, received an incentive award of 15,267 performance-based options and a performance-based restricted stock award of 2,462 shares and each other non-employee director received an incentive award of 12,087 performance-based options and a performance-based restricted stock award of 1,949 shares. The options were granted under the Plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our Board and achievement of operating income performance measures from January 1, 2014 through December 31, 2014. The restricted stock awards vest over three years and are subject to certain performance measures from January 1, 2014 through December 31, 2014, which must be achieved prior to the annual vesting. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Each non-employee member of our Board is eligible to participate in our deferred compensation plan, which permits Board members to defer their Board and committee fees.

In addition, Mr. Hughes and Mr. Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our Board, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	All Other Compensation ($)	Total ($)
William P. Foley	312,000	249,990	250,003	—	811,993
Thomas M. Hagerty	103,000	95,014	95,004	—	293,018
Keith W. Hughes	206,500	95,014	95,004	—	396,518
David K. Hunt	272,000	95,014	95,004	—	462,018
Stephan A. James	250,000	95,014	95,004	—	440,018
Richard N. Massey	170,000	120,023	119,999	—	410,022
James C. Neary*	68,000	—	—	—	68,000
James B. Stallings, Jr.	132,250	207,524	132,501	—	472,329
Leslie M. Muma	—	74,997	75,003	—	150,000

*	Mr. Neary left the Board on May 28, 2013, declining to stand for reelection.
(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees.
(2)	Represents the grant date fair value of stock awards granted during 2013 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.
(3)	The aggregate number of shares subject to stock awards outstanding on December 31, 2013 for each director was as follows: 16,051 for Mr. Foley; 7,581 for Mr. Hagerty; 7,581 for Mr. Hughes; 7,581 for Mr. Hunt; 7,581 for Mr. James; 9,186 for Mr. Massey; 4,783 for Mr. Stallings; and 1,437 for Mr. Muma.
(4)	Represents the grant date fair value of stock option awards granted during 2013 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.
(5)	The aggregate number of shares subject to stock option awards outstanding on December 31, 2013 for each director was as follows: 47,163 for Mr. Foley; 29,591 for Mr. Hagerty; 58,593 for Mr. Hughes; 78,593 for Mr. Hunt; 76,413 for Mr. James; 104,851 for Mr. Massey; 17,577 for Mr. Stallings; and 8,691 for Mr. Muma.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our Board approved our amended and restated Corporate Governance Guidelines in January 2014. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our Board, a framework for the functioning of our Board and its committees and to establish a common set of expectations as to how our Board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our Board, the selection of directors, the functioning of our Board, the committees of our Board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our Board must be independent directors who our Board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange (NYSE), and any other applicable independence standards. The Board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 63.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of our amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the audit committee of the Board, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 63.

The Board

Our Board met six times in 2013, four of which were regularly scheduled, quarterly meetings and two of which were special, telephonic meetings. All of our directors but one attended 100% of the meetings of our Board and of the committees on which they served during 2013. Due to unforeseen circumstances, Mr. Hagerty was unable to attend one meeting of the Board. Our non-management directors also met periodically in executive sessions without management. We do not, as a general matter, require our Board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2014 annual meeting. Other than Mr. Martire, no members of our Board attended the 2013 annual meeting of shareholders.

Director Independence

During 2013, eight of the ten members of our Board were non-employees. At its meeting on January 29, 2014, our Board determined that seven of the non-employee members of our Board (Thomas M. Hagerty, Keith W. Hughes, David K. Hunt, Stephan A. James, Richard N. Massey, Leslie M. Muma and James B. Stallings) are independent under the criteria established by the NYSE and our corporate governance guidelines.

In addition to the Board-level standards for director independence, each member of the audit committee meets the heightened independence standards required for such committee members under the NYSE’s listing standards, and each member of the compensation committee meets the heightened independence standards required for such committee members under the NYSE’s listing standards adopted last year.

Committees of the Board

Our Board has five standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee, a risk committee and an executive committee. The charter of each of the audit, compensation, risk and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 63.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Richard N. Massey and James B. Stallings. Each of Messrs. Hughes, Massey and Stallings was deemed to be independent by our Board, as required by the NYSE. The corporate governance and nominating committee met three times in 2013. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the Board qualified individuals to be nominated for election as directors, to advise and assist the Board with respect to corporate governance matters and to oversee the evaluation of the Board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our Board and makes recommendations to our Board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the Board.

When a need for a new director to fill a new Board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join our Board, which is extended through the Chairman of the corporate governance and nominating committee and the Chairman of our Board.

The corporate governance and nominating committee develops and recommends to the Board criteria for the selection of qualified directors. In conducting its evaluation of potential Board candidates, the corporate governance and nominating committee and the Board consider many factors, with no single factor being determinative. Rather, the committee and the Board weigh all relevant factors to determine whether the candidate will effectively interact with and contribute to the Board in a collaborative and collegial style. Specific qualifications considered include: professional and work history; educational background and degrees earned; financial acumen and qualifications as a “financial expert” under the SEC standards; scope of business experience, including size and complexity of organizations run, P&L responsibility, and international business experience; breadth of experience in the financial technology, financial services, or related industries; Board diversity; ability to satisfy NYSE independence standards; and availability and willingness to commit the necessary time to Board service. In addition, the Board will look for candidates who have demonstrated throughout their careers the highest personal and professional ethics, integrity, and values. Candidates must possess the experience and perspective to interact effectively with the Board on any number of commercial, financial, or strategic matters. Moreover, these candidates should demonstrate an ability to do all of this with a consultative and engaging approach that encourages active listening and constructive dialogue.

The corporate governance and nominating committee will also consider the resignation of an incumbent director nominee who does not receive the required votes for re-election and make a recommendation to the Board about whether to accept or reject such resignation.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our Board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Keith W. Hughes, Stephan A. James and Leslie M. Muma. The Board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that Messrs. Hunt, Hughes and James are audit committee financial experts, as defined by the rules of the SEC. Mr. Muma joined the committee after this annual determination was made. The audit committee met ten times in 2013. As set forth in its charter, our audit committee is responsible for:

•	the appointment, retention, compensation and oversight of the work of the independent registered public accounting firm;

•	preapproving any audit and non-audit services to be provided by the independent registered public accounting firm;

•	establishing policies for the hiring of any employee or former employee of the independent registered public accounting firm;

•

reviewing with management and the independent registered public accounting firm the annual audited financial statements, the quarterly financial statements, and any internal control matters requiring attention, before the filing of the Company’s Form 10-K and Form 10-Q;

•	reviewing with management earnings press releases before they are issued and the nature of the financial information and earnings guidance provided to analysts and rating agencies;

•

reviewing with the independent registered public accounting firm all critical accounting policies and practices, all alternative treatments of financial information within GAAP, and other material communications between the independent registered public accounting firm and management;

•	preparing the audit committee report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

•

selecting and evaluating the head of the internal audit function (“Chief Audit Executive”), with such Chief Audit Executive reporting, both functionally and administratively, directly to the committee and meeting separately with the committee on a periodic basis;

•	reviewing with management, the internal auditor and the independent registered public accounting firm the scope, planning and staffing of the proposed audit plan for the current year;

•

reviewing with management, the internal auditor and the independent registered public accounting firm the quality, adequacy and effectiveness of the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls;

•

reviewing with management, and any internal or external counsel as the committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law; and

•

reviewing requests for and determining whether to grant or deny waivers of the Company’s Code of Business Conduct and Ethics applicable to officers, monitoring the Company’s activities to enforce compliance with the Code of Business Conduct and Ethics, and approving all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company).

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our Board submits the following report on the performance of certain of its responsibilities for the year 2013:

The Committee is established by the Board of Directors primarily for the purpose of providing independent review and oversight of the Company’s accounting and financial reporting processes and financial statements, internal controls over financial reporting and financial statements established by the Board and the management, audit processes and financial results of the Company’s operations. The Committee will provide an open avenue of communication between the Board, management, internal audit and the external auditor.

The Committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of the Company’s financial statements and related disclosures, (2) the Company’s compliance with legal, tax and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function, internal controls over financial reporting, and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our Board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the four directors named below, each of whom has been determined by our Board to be independent as defined by NYSE independence standards. In addition, our Board has determined that three members of our audit committee are audit committee financial experts, as defined by SEC rules. The fourth joined after the Board made that annual determination.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2013. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communication with Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2013 and that KPMG be appointed independent registered public accounting firm for FIS for 2014.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)

Keith W. Hughes

Stephan A. James

Leslie M. Muma

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), David K. Hunt and Thomas M. Hagerty. Each of Messrs. Massey, Hunt and Hagerty was deemed to be independent by our Board, as required by the NYSE. The compensation committee met five times in 2013. The primary purpose of the compensation committee, as described in its charter, is to approve and monitor the executive compensation plans, policies and programs of the Company that are applicable to the Company’s section 16 officers (i.e., an officer subject to Section 16 of the Securities Exchange Act). The specific duties and responsibilities of the Committee include:

•

reviewing and approving goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on such evaluation;

•	setting salaries and approving incentive compensation awards and compensation policies for all other section 16 officers;

•	determining the long-term incentive component of section 16 officer compensation;

•	approving any employment agreements (including change-in-control and severance agreements) with section 16 officers;

•	approving all equity compensation awards made to section 16 officers;

•	reviewing all equity compensation awards made to non-section 16 executives by the CEO acting as a one person committee pursuant to a delegation of authority by the Board of Directors;

•	approving the aggregate total of equity awards made to non-section 16 executives as part of the Company’s annual equity grant;

•	approving any new compensation and benefit plans uniquely applicable to section 16 officers, or any change to an existing plan;

•

recommending action to the Board to create, authorize, approve, amend and/or terminate any new or existing compensation and benefit plans that apply to the non-employee members of the Board of Directors; and

•	review and approving on an annual basis the Compensation Discussion and Analysis and Executive and Director Compensation sections for inclusion in the Company’s Annual Proxy Statement.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 20.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Frank R. Martire and Richard N. Massey. The executive committee did not meet in 2013. Subject to limits under state law, the executive committee may invoke all of the power and authority of our Board in the management of FIS.

Board Leadership Structure and Role in Risk Oversight

Prior to March 30, 2012, we separated the positions of CEO and Chairman of the Board. On March 30, 2012, our Board determined that it was desirable to make our Chief Executive Officer, Frank R. Martire, the Chairman of our Board. In these roles, Mr. Martire has general charge, supervision, and control of the business and affairs of the Company, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As the Chairman of the Board, Mr. Martire provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Our Board believes this Board leadership structure is appropriate for the Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. In making the decision to appoint Mr. Martire the Chairman, the Board also considered the Company’s strong performance under Mr. Martire. Finally, the Board considered the fact that FIS has a strong Lead Director, as discussed below.

In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors, Richard N. Massey, as the Lead Director, in which capacity he continues to serve. The responsibilities of the Lead Director are to:

•	preside at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the Board, as appropriate, concerning such meetings;

•	review Board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the Board to consider and information to be provided to the Board;

•

serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major shareholders for consultation and direct communication.

The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

While the Board is ultimately responsible for risk oversight at our Company, our board has delegated oversight of the Company’s risk management process to the risk committee. The risk committee was established as a standing committee of the Board on January 21, 2013. Its role in the Company’s risk oversight process includes overseeing the activities of management’s risk management committee and enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established an enterprise risk management group that is responsible for ensuring that all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to management’s risk management committee, the risk committee and, in the case of the Company’s Compliance and Ethics programs, to the audit committee of the Board. Management’s risk management committee, which plays a key role in managing the Company’s risks, is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordination and conducting of risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The risk management committee also is responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the risk committee verifies the risk management strategy deployed by management’s risk management committee and reviews and approves the Company’s identified top risks and risk management plan. The risk committee also receives periodic risk management effectiveness reporting from the risk management committee and management, as well as updates of program changes and emerging risks.

The Board also administers its risk oversight function through its other committees. The audit committee oversees the Company’s financial reporting process, legal and ethical compliance, performance of the independent registered public accounting firm, internal audit function, financial and disclosure controls. The corporate governance and nominating committee considers the adequacy of the Company’s governance structures and policies. The compensation committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with FNF

Our Vice Chairman, William P. Foley, II, serves as a director and the Executive Chairman of the board of directors of FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our Company, as well as common stock of FNF and options to buy additional common stock of FNF. Mr. Foley has an employment agreement with FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Compensation Discussion and Analysis and Executive and Director Compensation.”

In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FNF. For their services as our director, Messrs. Foley, Hagerty and Massey receive compensation from us, in addition to any compensation that they may receive from FNF. They also own common stock, and options to buy additional common stock, of both our company and of FNF.

Arrangements with FNF

A majority of our Company’s common stock was formerly owned by FNF. In the fourth quarter of 2006, in a series of transactions collectively referred to as the “separation from FNF,” FIS became an independent company. Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with FNF are described below. None of the overlapping directors receives any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FNF and none of them has any direct interest in the agreements and arrangements with FNF.

Overview of Arrangements with FNF

There are various agreements between FNF and us. These agreements include:

•	information technology services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	lease and sublease agreements; and

•	other administrative charges.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement, if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2013 was $32.9 million. We also earned $0.1 million during 2013 for item processing for FNF and $4.0 million for related consulting services.

The master information technology services agreement was amended in 2008 and had an initial term ending June 30, 2013. The parties extended the master services agreement for one year through June 30, 2014. Effective March 31, 2014, the parties executed a new master information technology hosting and services agreement with an initial term ending March 31, 2019. FNF may terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Under separate agreements, the Company also provides certain outsourced data conversion analysis, processing services, application design, development and support services to FNF’s subsidiary, Black Knight Financial Services, LLC, which FNF acquired in January 2014. We expect to earn approximately $2.3 million for these services in 2014.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

On July 2, 2008, we entered into an interchange agreement with FNF and Lender Processing Services, Inc. (“LPS”), the predecessor company to Black Knight Financial Services, LLC, with respect to our continued use of the corporate aircraft leased or owned by FNF and LPS, and the use by FNF and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF on October 23, 2006, which was amended to include LPS on July 2, 2008 with respect to the sharing of certain costs relating to other corporate aircraft that are leased or owned by FNF or LPS but used by us from time to time. On February 10, 2014, after the acquisition of LPS by FNF, the agreement was amended to substitute an FNF subsidiary, Whitehawk, LLC (“WH”) for LPS in this agreement. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF or WH owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FNF or WH, or FNF or WH reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or WH, and their use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, we would reimburse FNF for 1/3 of the aggregate net costs relating to certain of their aircraft, after taking into account all revenues from charters and other sources. In 2013, we made aggregate payments of $6.2 million to FNF and received aggregate payments of less than $0.1 million from FNF under these agreements.

Lease and Sublease Agreements and Other Administrative Charges

We lease and sublease certain office and disaster recovery space owned by FNF or its subsidiary, Black Knight Financial Services, LLC. In 2013, we paid FNF approximately $0.1 million, and we expect to pay Black Knight approximately $6.1 million in 2014. We also paid FNF approximately $0.4 million for certain tax matters handled on our behalf in 2013.

Other Related Person Arrangements

Agreement with First Federal Bancshares of Arkansas, Inc.

We are party to a services agreement with First Federal Bancshares of Arkansas, Inc. (“FFB”), under which we provide core processing, item processing and other services on terms consistent with those provided to other similarly-sized customers. One of our directors, Richard N. Massey, is Chairman of the Board of FFB and beneficial owner of a majority of its outstanding common stock through his role as managing member of a limited liability company that owns such shares. We received $960,000 in payments from FFB in 2013 for these services. The core processing contract is scheduled to expire in 2019. FFB is currently in the process of merging with two other banks that are also customers of ours in several lines of business, including core processing. These banks are unaffiliated with Mr. Massey. We are in the early stages of discussing a new extended agreement with FFB that would cover all the entities post-acquisition.

Agreements with WPM, L.P.

As of October 1, 2009, WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) owned 25% of the outstanding shares of Metavante common stock, and was a party to a purchase right agreement with Metavante that granted Warburg Pincus the right to purchase additional shares of Metavante common stock under certain conditions in order to maintain its interest. FIS and Warburg Pincus entered into a replacement stock purchase right agreement effective upon consummation of the Metavante merger, granting Warburg Pincus the right to purchase comparable FIS shares in lieu of Metavante shares. The purchase right agreement relates to Metavante employee stock options that were outstanding as of the date of Warburg Pincus’ initial investment in Metavante. As of May 23, 2013, in exchange for a cash payment of $4.9 million by FIS to Warburg Pincus, the parties terminated the stock purchase right agreement and the Warburg Pincus shareholders agreement, thereby eliminating any further rights and obligations with respect thereto. The cash payment was calculated as the value, on a net settlement exercise basis, of the purchase rights remaining under the agreement on the termination date. This payment was recorded as a reduction to additional paid in capital.

Certain Relationships with Ceridian Corporation

Ceridian Corporation (“Ceridian”), a company in which FNF holds an approximate 33% equity interest, is party to a master professional services agreement with us. Ceridian is a provider of a full portfolio of services to effectively manage payroll, benefits, recruitment, health and wellness, compliance and tax filing. The master professional services agreement, pursuant to which Ceridian receives certain voice and back office services, and other business process and related information technology products and services, is effective until December 31, 2014 unless earlier terminated in accordance with its terms. Ceridian has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Ceridian pays us for the services used, calculated under a specific and comprehensive pricing schedule. Service charges are generally based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Ceridian for these services during 2013 was $110.8 million. Ceridian provides certain employee benefit services to us under separate agreement, for which we paid Ceridian $300,000 in 2013.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter calls for our audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related person transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our audit committee charter described above is in addition to and does not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2013. We believe that during 2013 all of our directors and officers complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2015 must be received by the Company no later than December 19, 2014. Any other proposal that a shareholder wishes to bring before the 2015 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 19, 2014. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s Bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2015 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Frank R. Martire

Dated: April 18, 2014	Chairman and Chief Executive Officer

FIDELITY NATIONAL INFORMATION SERVICES, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FL 32204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2014 for 401(k) Plan participants and 11:59 p.m. Eastern Time on May 27, 2014 for all other shareholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2014 for 401(k) Plan participants and 11:59 p.m. Eastern Time on May 27, 2014 for all other shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71077-P47532	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FIDELITY NATIONAL INFORMATION SERVICES, INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. David K. Hunt	☐	☐	☐
	1b. Richard N. Massey	☐	☐	☐
	1c. Leslie M. Muma	☐	☐	☐
	1d. James B. Stallings, Jr.	☐	☐	☐
					For	Against	Abstain

2.	Advisory vote on Fidelity National Information Services, Inc. executive compensation.				☐	☐	☐

3.	To approve the elimination of the supermajority voting requirement in Article IV of the Corporation’s Articles of Incorporation.				☐	☐	☐

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M71078-P47532

FIDELITY NATIONAL INFORMATION SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2014

The undersigned hereby appoints Frank R. Martire and Michael P. Oates, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of April 1, 2014, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 28, 2014, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. for use at the Annual Meeting of Shareholders on May 28, 2014 at 10:00 a.m., Eastern Time from persons who participate in the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”).

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of April 1, 2014. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 23, 2014. For shares voted by phone or Internet, the deadline is 11:59 p.m. on May 23, 2014. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side